EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made this the 14th day of June, 2006, by and between Breda Telephone Corp., d/b/a Western Iowa Networks, an Iowa Corporation, hereinafter referred to as “Breda,” and Steve Frickenstein, the Chief Executive Officer, hereinafter referred to as “Steve.”

WHEREAS, the parties hereto desire to enter into a mutual agreement wherein Breda shall employ Steve as its new Chief Executive Officer.

WHEREAS, the parties hereto desire to enter into an agreement based upon terms and conditions set forth below.

NOW, therefore in consideration of the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

1.             Employment and Duties. Breda employs Steve in the capacity as Chief Executive Officer subject to the control of the Board of Directors. Steve shall perform such duties as shall be assigned to him from time to time by the Board of Directors.

2.             Term. The term of this Agreement shall begin on July 1, 2006, and shall terminate on June 30, 2009.

3.             Compensation. Breda shall pay Steve for all of his services rendered a salary of One Hundred Thirty-five Thousand Dollars ($135,000.00) a year, payable in equal monthly installments. Salary payments shall be subject to withholding and other applicable taxes.

4.             Relocation Expenses. Breda shall pay for the relocation expenses of Steve, which relocation expenses shall include packing and moving of household and personal effects. Breda will also pay for Steve’s hotel expenses during the interim, up to and including July 19, 2006.

5.             Duties. Steve shall devote his entire attention and energy to the business and affairs of Breda and shall not be engaged in any other business activity, whether or not such business activity is for the pursuit of gain, profit or other pecuniary advantages, unless Breda consents to Steve’s involvement in such business activities. In this capacity, Steve shall be responsible for all the affairs and operations of the company. Breda may, from time to time, extend or curtail Steve’s precise services.

6.             Compensation After the First Year of Employment. Steve’s compensation for the second and third year of this Agreement shall be set by the Board of Directors, but it shall not be less than $135,000.00 per year. The Board of Directors may, at its sole discretion, also set up a bonus program for Steve for the second and third year of this Agreement.

7.             Employee Benefits. Steve shall not be entitled to any retirement benefits as offered by Breda to its other employees. Steve will receive health insurance for both he and his wife, and all other employee benefits, a list of said benefits is attached hereto and made a part hereof.

8.             Vacation. Steve shall be entitled to four (4) weeks paid vacation each year of this Agreement.

9.             Expenses. Steve may incur reasonable expenses for promoting Breda’s business, including expenses for entertainment, travel and similar items. Breda will reimburse Steve for all such expenses upon Steve’s periodic presentation of the itemized account of such expenditures.

10.           Termination Without Cause. Breda may, without cause, terminate this agreement at any time by giving sixty (60) days written notice to Steve. In that event, Steve, if requested by Breda, shall continue to render his services and shall be paid his regular compensation up to the date of termination. In addition, Steve will be paid on the date of termination a severance allowance equal to six (6) months of his regular pay, if he is terminated during the first year of this Agreement; the equivalent of four (4) months of his pay if he is terminated during the second year of this Agreement; and the equivalent of two (2) months pay if he is terminated during the third year of this Agreement.

Steve may, without cause, terminate this agreement by giving sixty (60) days notice to Breda. In such event, Steve shall continue to render his services to Breda and shall be paid his regular compensation until the date of termination, but he shall not receive any severance allowance.

11.           Termination for Cause. Breda may terminate this agreement for cause upon five (5) days written notice to Steve stating the reason for said termination. Matters that would be considered terminable for cause would include, but not be limited to:

(a)	Fraud or theft;
(b)	Falsifying records;
(c)	Refusal to carry out a specific order of the Board of Directors;
(d)	Abuse, discrimination, or harassment of other employees;
(e)	Unauthorized dissemination of records or information;
(f)	Possession of illegal drugs or weapons while on Breda property;

(g)	Conviction of a crime, the nature of which would be calculated to render an employee undesirable as Chief Executive Officer and detrimental to the best interest of the company; and
(h)	Using or possessing intoxicants or narcotics of any kind while on company premises or being at work under the influence of such substances.

12.          Illness or Disability. If Steve is absent from his employment by reason of illness or other incapacity for more than twenty (20) consecutive weeks, Breda may, after such twenty (20) consecutive weeks, terminate Steve’s employment by furnishing him notice of termination. Breda shall pay Steve compensation during any period of illness or incapacity in accordance with Breda’s sick pay policy then in effect. If Steve is terminated for illness or disability, he will not be entitled to severance pay.

13.          Restrictive Covenants. During the term of this agreement, and for a period of one (1) year hereafter, Steve shall not, either as an individual or on his own account, or as a partner, joint venture, employee, agent, officer, director or shareholder, directly or indirectly (a) enter into or engage in any business competitive with that of Breda within a fifty (50) mile area in which Breda is then doing business; and (b) solicit or attempt to solicit any of Breda’s customers with the intent or purpose to perform services for such customers which are the same or similar to those provided to the customers by Breda, or to sell to such customers goods which are the same or similar to those provided to customers by Breda.

14.          Confidential Information. Steve acknowledges and agrees that all information of a technical or business nature, such as know how, trade secrets, business plans, data, processes, techniques, customer information, inventions, discoveries and devices, acquired by Steve in the course of his employment under this agreement, is valuable, proprietary information of Breda. Steve agrees that such confidential information whether in written, verbal or model form shall not be disclosed to anyone outside of the employment of Breda, without Breda’s written consent.

15.          Return of Documents. Upon the termination of Steve’s employment with or without cause, Steve shall immediately return and deliver to Breda and shall not retain any originals or copies of any books, papers, price lists, customer contacts, bids, customer lists, files, notebooks or any other documents containing any of the confidential information or otherwise relating to Steve’s performance of duties under this agreement. Steve further acknowledges and agrees that all such documents are Breda’s sole and exclusive property.

16.          Construction of Agreement. This agreement shall be interpreted, constructed and governed by and under the laws of the State of Iowa. If any provision or clause of this agreement or the application thereof to either party is held to be invalid by a court of competent jurisdiction, then such provision shall be severed therefrom and such invalidity shall not effect any other provision of this agreement.

(a)

In the event that the provisions of paragraph 13 shall ever be deemed to exceed the time or geographical limits permitted by applicable law, then such provision shall be reformed to the maximum time and geographical limits permitted by applicable law.

(b)

The representations, warranties, covenants and agreements of the parties shall be revived continuously during the Term, or in consideration of the compensation paid to Steve and shall survive the termination of this agreement.

(c)

This agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no understandings, representations or warranties of any kind between the parties except as expressly set forth herein.

(d)	Neither this agreement nor any right or obligation of Steve hereunder may be assigned by Steve without the prior written consent of Breda.

(e)

Subject thereto, this agreement and the covenants and conditions herein contained shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

BREDA TELEPHONE CORP.

By:	/s/ Charles Thatcher
Date: June 14, 2006	Charles Thatcher, President

/s/ Steve Frickenstein
Date: June 14, 2006	Steve Frickenstein

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